EXHIBIT 99.2

EMPLOYEE LETTER

Headline: QIAGEN agrees to be acquired by Thermo Fisher Scientific

Dear fellow QIAGENers:

Today we are announcing a strategic step to reshape our future: QIAGEN has signed a definitive agreement to be acquired and join forces with Thermo Fisher Scientific Inc.

This combination will carry QIAGEN into a new era, broadening our opportunities and enabling us to make an even greater difference for customers worldwide.

The QIAGEN brand and Sample to Insight solutions will benefit greatly from the global reach of Thermo Fisher. They have shown during the discussions leading up to this announcement how much they value the people of QIAGEN, and we have worked hard to create the best solution in this transaction for our stakeholders, in particular our employees and customers. We expect new opportunities to be created for our employees as part of a larger organization.

This type of decision is never easy. But we are convinced that this combination will enable us to further grow our business and pursue more exciting opportunities better than we could as a stand-alone business. We will become a dynamic core business in a larger organization with the resources to make QIAGEN an even stronger brand around the world.

This combination is all about growth. The solutions you have developed deserve more firepower. And above all, we expect it to generate many opportunites for our employees as well as our customers.

Thermo Fisher is a world leader in serving science with annual sales exceeding $25 billion and more than 75,000 employees worldwide. Innovation is highly valued, with investments of $1 billion a year in R&D to pursue new technologies and solutions. Thermo Fisher also has a customer-centric culture, inspired by its mission: to enable its customers to make the world healthier, cleaner and safer.

The highlights of the transaction are outlined in today’s press release that you have received via e-mail and available on Yammer.

The Supervisory and Management Boards of QIAGEN, as well as the Board of Directors of Thermo Fisher, have all unanimously approved the transaction. It is subject to the successful completion of a tender offer in the United States and Germany, and other customary closing conditions that include other clearances and regulatory approvals.

This announcement may be an unexpected development for many of you after we previously announced a decision to focus on our stand-alone business strategy. It is important to know that throughout this process, our focus as always been on driving value for our stakeholders – in particular customers, our employees and shareholders.

The transaction with Thermo Fisher is the best path forward as it enables us to deliver significant value while creating many exciting opportunities for our employees. That is why we are confident of being able to take our business to the next level as part of Thermo Fisher.

Please understand that QIAGEN continues to operate as a separate and independent company until the transaction is completed, which is expected to occur in the first half of 2021.

This means that QIAGEN must continue operating “business as usual” until the closing. In particular, QIAGEN and Thermo Fisher must operate their businesses independently until closing, avoiding any uncoordinated activity or information sharing that could violate applicable competition laws. During this period, there should be NO interaction with colleagues from Thermo Fisher – especially in terms of customer activities or business operations. Our Legal team will provide further guidelines concerning appropriate interaction between the companies before closing.

For today, there are no changes in the way we work, our goals or goal-setting, or our reporting lines. We will certainly keep you updated as this process moves forward.

Conference calls in different time zones will be offered shortly to give you a chance to talk directly with senior leaders of QIAGEN. In the following days, we also plan to hold Townhall meetings at various QIAGEN sites. We also plan to have representatives from Thermo Fisher available so that you can hear first-hand about their ambitions for our future together.

At this time, there is not much more detail to share given that as a public company we have to comply with rigorous legal requirements on disclosure.

You have received a Q&A in an effort to adress some of your most pressing questions. You can also send questions to corporatecommunications@qiagen.com. We intend to aggregate them on an anonymous basis and provide responses via Yammer on a regular basis.

Today marks the beginning of a new chapter in the QIAGEN story. Each of you has contributed to building a company with a premier brand recognized by customers around the world – and our story continues. As our Sample to Insight solutions enable breakthroughs in science and support healthier outcomes for patients, you are truly making improvements in life possible.

In the meantime, let’s focus on our immediate priority: serving customers, especially during the public health crisis we face with the coronia virus disease (COVID-19). Right now it is critical that we remain focused on the business, driving execution across all areas of the organization and achieving the goals we have set for 2020.

Thank you for your hard work, passion and dedication.

Best regards,

QIAGEN Executive Committee

Forward-looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties, including the impact of public health epidemics; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the transaction, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the “Investor Relations” section of the website corporate.QIAGEN.com/investor-relations, under the heading “Financial Reports,” and in any subsequent Quarterly Reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While Thermo Fisher or QIAGEN may elect to update forward-looking statements at some point in the future, Thermo Fisher and QIAGEN specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or QIAGEN’s views as of any date subsequent to today.

Additional Information and Where to Find it

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or its acquisition subsidiary will file with the SEC and publish in Germany. The terms and conditions of the tender offer will be published in, and the offer to purchase ordinary shares of QIAGEN will be made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Once the necessary permission from BaFin has been obtained, the offer document and related offer materials will be published in Germany and also filed with the SEC in a tender offer statement on Schedule TO at the time the tender offer is commenced. QIAGEN intends to file a solicitation / recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer; in addition, QIAGEN will publish a document combining the recommendation statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) and the position statement (gemotiveerde standpuntbepaling) pursuant to Section 18 and appendix G of the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen). The offer document for the tender offer (German and English) containing the detailed terms and conditions of, and other information relating to, the tender offer will, among other things, be published on the internet at www.thermofisher.com.

Acceptance of the tender offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements. With respect to the acceptance of the tender offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, AS WELL AS QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SEC. 27 WPÜG AND POSITION STATEMENT (GEMOTIVEERDE STANDPUNTBEPALING) PURSUANT TO SECTION 18 AND APPENDIX G OF THE DUTCH DECREE ON PUBLIC TAKEOVERS (BESLUIT OPENBARE BIEDINGEN) WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement (when they become available) and other documents filed with the SEC by Thermo Fisher or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at QIAGEN’s website at www.QIAGEN.com or by contacting QIAGEN’s investor relations department at +1-240-686-2222 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at +1-781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents it will file with the SEC will be available at www.thermofisher.com. Furthermore, copies of the offer document will also be available free of charge at the information agent to be identified in the offer document.